EMPLOYMENT AGREEMENT

      THIS AGREEMENT (this "Agreement"), dated as of March 15, 2005 ("Effective Date") by and between Sparks Exhibits & Environments Corp., a Pennsylvania corporation located at 2828 Charter Road, Philadelphia, PA 19154 (the "Company"), and David Sudjian (the "Executive"), with an address of
__________________________________________.

                                   BACKGROUND

      The Company desires to employ Executive and Executive desires to be employed by the Company, all upon the terms and conditions provided herein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, intending to be legally bound, the parties to this Agreement hereby agree as follows:

      1. Employment and Duties. The Company shall employ Executive, and Executive hereby accepts such employment, as Executive Vice President of the Company during the term of employment set forth in Section 2. Executive shall have responsibility for the day-to-day business and affairs of the Company subject to the direction of the Company's Board of Directors (the "Board"), and such other responsibilities and duties, consistent with his position and expertise, as may from time to time be reasonably prescribed by the Board. Executive shall devote his full time, energy, skill and best efforts to the business and affairs of the Company and its subsidiaries and affiliates, and shall comply with all Company policies and procedures. Without effecting the foregoing, the Company agrees that subject to the consent of the Board, not to be unreasonably withheld, Executive may also serve as a director of any other company except a competitor of the Company. Executive acknowledges and agrees that he shall observe and comply with all of the Company's reasonable policies.

      2. Term. The term of employment under this Agreement shall be a period commencing on the date hereof and ending on March 15, 2009 ("Initial Term"), unless further extended or sooner terminated in accordance with the other provisions hereof (which initial 4-year period and extended periods described below shall be referred to as the "Term"). On the expiration of the Initial Term the Term shall, subject to the following sentence, be automatically extended on an at-will basis. The Company or Executive may elect to terminate or otherwise avoid any automatic extension of the Term set forth in this section by giving written notice of such election to the other at least 120 days prior to the end of the Initial Term or any date thereafter.

      3. Compensation and Benefits.

          3.1 Salary. The Company shall pay to Executive as his compensation for services rendered hereunder a base salary of $250,000 per year (which base salary, as the same may be increased from time to time pursuant to this Section 3.1, shall be referred to as the "Salary"), payable in accordance with the Company's normal payroll practices for Executive officers. The Company shall deduct or cause to be deducted from the Salary all taxes and amounts required by law to be withheld. The Salary shall be reviewed at least annually by the Company's Board.


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

          3.2 Benefits. During the Term, subject to the other provisions of this Agreement, Executive shall be entitled to participate and shall be included in any benefit plan of the Company generally available to comparable executive officers to the extent Executive is eligible under the general provisions thereof ("Generally Available Benefits"). Without limiting the generality of the foregoing, Executive shall be entitled to:

              3.2.1 Reimbursement of Expenses. Executive is authorized to incur ordinary, necessary and reasonable expenses in the course of Company's business. The Company shall reimburse Executive for such expenses upon presentation by the Executive of an itemized account of such expenditures in a manner prescribed by the Company, unless such expenses have been paid directly by the Company.

              3.2.2 Health, Life and Disability. Executive shall be entitled to receive, at the Company's expense, health insurance which includes coverage for Executive and his immediate family. Provided the same can be acquired and maintained on commercially reasonable terms, the Company will provide life insurance and disability insurance as provided and paid for by the Company for its comparable executive employees.

          3.3 Bonus. Executive shall be eligible to receive an annual bonus during the Initial Term as set forth on Exhibit A (the "Bonus").

          3.4 Options. The Company will grant options ("Options") to Executive to purchase up to 500,000 shares of Marlton Technologies, Inc. ("Marlton") common stock, in accordance with the Option Agreement set forth in Exhibit B, with an exercise price per share equal to the American Stock Exchange closing price for Marlton common stock on the day preceding the date of this Agreement.

          3.5 Entire Compensation. The Salary, Benefits, Bonus and Options (collectively, "Compensation and Benefits") shall be the full consideration for the services to be rendered by Executive to the Company hereunder. The Compensation and Benefits are based on the assumption that no commissions are paid to Executive or other Company employees on clients of Executive or Harold Jensen. Executive shall comply with the Company's Ethics and Conduct Policies, and during the Term Executive shall not, directly or indirectly, receive any compensation or consideration from any other individual or entity (including without limitation customers, suppliers and vendors of the Company) relating in any manner to the business of the Company.


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

      4. Termination.

          4.1 Notice of Termination. Any termination by the Company or by Executive, other than due to Executive's death, shall be communicated by written Notice of Termination to the other party. As used in this Agreement, (a) "Notice of Termination" means a written notice specifying the termination provision in this Agreement relied upon and (b) "Date of Termination" means the date of death or the date specified in the Notice of Termination, as the case may be.

          4.2 Grounds for Termination.

              4.2.1 Termination upon Death. Executive's employment with the Company and all of his rights to Compensation and Benefits hereunder shall automatically terminate upon his death, except that his heirs, personal representatives or estate (as the case may be) shall be entitled to (i) any unpaid portion of his Salary and Benefits up to the Date of Termination and (ii) a prorated portion of his Bonus, if any, for the Company's fiscal year in which the Date of Termination occurs (the "Current Fiscal Year").

              4.2.2 Termination upon Disability. If Executive becomes disabled, Executive shall continue to receive all of his Compensation and Benefits in accordance with Section 3 hereunder. Any amounts due to Executive under this
Section 4.2.2 shall be reduced, dollar-for-dollar, by any amounts received by Executive under any disability insurance policy or plan provided to Executive by the Company. "Onset of Disability" means the first day on which Executive shall be unable to attend to the regular affairs of the Company on a full time basis by reason of physical or mental incapacity, sickness or infirmity. If Executive's disability continues for more than 180 days after the Onset of Disability or for periods aggregating more than 180 days during any twelve month period (in either case, "Fully Disabled"), then the Company shall have the right to terminate Executive's employment upon the vote of the Board, immediately upon Notice of Termination, and all of Executive's rights to Compensation and Benefits hereunder shall simultaneously terminate, except that Executive shall be entitled to (i) any earned but unpaid portion of his Salary and Benefits up to the date of Termination, and (ii) a prorated portion of his Bonus, if any, for the Current Fiscal Year.

              4.2.3 Termination by the Company. At any time during the Term, the Company may terminate Executive's employment hereunder with or without Cause (defined below) upon the vote of the Board, effective immediately upon Notice of Termination. For purposes of this Agreement, "Cause" shall mean: (i) Executive's material breach of this Agreement; (ii) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than any failure resulting from his disability); (iii) conviction of the Executive of a felony or crime involving fraud, larceny, embezzlement or a crime involving moral turpitude; or (iv) any intentional act or omission by the Executive which constitutes deception, fraud, mismanagement, misrepresentation or dishonesty and which materially damages the Company's business, goodwill or reputation; provided, however, that in the case of breaches or failures described in clause
(i) or (ii) above that are capable of being cured, such conduct shall not constitute "Cause" for the purposes of this Section 4.2.3 unless (a) the Board shall have given Executive notice setting forth with specificity the breach or failure deemed to constitute Cause and Executive shall not have cured such breach or failure within thirty (30) days of such notice. Subject to Section
4.2.5 hereof, on termination of this Agreement pursuant to this Section 4.2.3, all of Executive's right to Compensation and Benefits shall automatically terminate as of the Date of Termination except with respect to any earned but unpaid portion of his Salary and Benefits to the Date of Termination.


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

              4.2.4 Termination For Good Reason. Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" means (i) any change in location of Executive's office that would require Executive to increase his commute by 75 miles or more, or (ii) a reduction in Executive's Salary during the Initial Term or Bonus opportunity during the Initial Term or the benefits provided for in Sections 3.2.1 or 3.2.2.

              4.2.5 Compensation Upon Termination Without Cause or Good Reason Termination. If the Company terminates Executive's employment pursuant to
Section 4.2.3 without Cause during the Initial Term or Executive terminates his employment for Good Reason during the Initial Term, Executive shall be entitled to (i) continue to receive Executive's then current Salary for the remainder of the Initial Term ("Severance Salary") and (ii) continue to receive the Bonus ("Severance Bonus"). (The Severance Salary and Severance Bonus together shall be referred to as the "Severance Payments"). The Severance Payments shall be made in the same manner and times as if Executive had remained employed through the Initial Term.

          4.3 Certain Rights. Nothing in this Section 4 is intended to preclude Executive from receiving: (i) any vested or accrued benefits under any Generally Available Benefits which are to be continued or paid after the Date of Termination in accordance with the terms of the corresponding plans for such Generally Available Benefits; (ii) any indemnification provided to Executive by law or by the Company's organizational documents in Executive's capacity as an officer of the Company to the extent Executive is otherwise entitled to receive such indemnification under law or the Company's organizational documents; and
(iii) any COBRA benefits that Executive may elect to receive pursuant to Section 601 of Title I of the Employee Retirement Income Security Act of 1974, as amended and Section 4980B of the Internal Revenue Code of 1986, as amended.

      5. Prior Agreements. Executive represents to the Company (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive's execution of this Agreement or Executives s employment hereunder, (ii) that Executive's execution of this Agreement and Executive's employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written to which Executive is a party or by which Executive is bound, (iii) that Executive is free and able to execute this Agreement and to enter into employment with the Company and (iv) this Agreement is a valid and binding obligation of Executive, enforceable in accordance with its terms.

      6. Miscellaneous.

          6.1 Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at their respective addresses set forth on the first page of this Agreement or to such other addresses of which the parties may give notice in accordance with this Section 6.1.


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

          6.2 Entire Understanding; Modification. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented or terminated except in writing signed by both parties. No action taken by the Company hereunder, including without limitation, any waiver, consent or approval, shall be effective unless authorized by the Board.

          6.3 Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Executive and his heirs, personal representatives, estate and beneficiaries, and the Company. This Agreement is a personal employment contract of the Company, for Executive's personal services, and Executive's rights and duties hereunder shall not be assignable or delegable by Executive. The Company may assign its rights and duties hereunder without Executive's consent to a successor in the event of a sale, merger, consolidation or similar transaction of Company or its parent entities; any other assignment by Company of this Agreement will require the consent of Executive, which consent will not be unreasonably withheld or delayed. This Agreement shall inure to the benefit of the successors and permitted assigns of the Company.

          6.4 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

          6.5 Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

          6.6 Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

          6.7 Waivers. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.


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

          6.8 Controlling Law. This agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

          6.9 EXCLUSIVE JURISDICTION. IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO, EXECUTIVE AND THE COMPANY IRREVOCABLY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN PENNSYLVANIA; AND SERVICE OF PROCESS BY HAND DELIVERY OR BY CERTIFIED MAIL, TO THE ADDRESSES SET FORTH ABOVE FOR EACH PARTY.

          6.10 Survival. Sections 4.2.2, 4.2.3, 4.2.5, 4.3, 6, 7, 8, 9, 10, and
11 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term.

      7. Confidential Information. For purposes of this Section 7, Confidential Information shall mean all confidential and proprietary technical, business and financial information of the Company, including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, construction, advertising, sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its customers, clients, suppliers and others who have business dealings with the Company and its information with respect to various techniques, procedures, processes and methods and any other information acquired, used or developed by Executive during his employment by the Company in carrying out the business of the Company. Executive recognizes and acknowledges that by reason of his employment by and service to the Company, he has had and will continue to have access to Confidential Information. Executive acknowledges that such Confidential Information is a valuable and unique asset and agrees that he will not, during the Term or at any time thereafter, use any Confidential Information for his own commercial benefit or the benefit of others nor disclose any Confidential Information to any person, firm or company not connected with the Company for any reason whatsoever except as his duties hereunder may require or as authorized in writing by the Board. However, Executive shall be relieved of his responsibilities under this Section 7 with respect to any Confidential Information which (i) is in the public domain through no fault of Executive, (ii) was known to Executive before his employment by the Company and before his prior employment with Showtime Enterprises, Inc., or (iii) is disclosed to Executive by a third party without breach of any duty to the Company or Showtime Enterprises, Inc.

      8. Non-Competition; Non-Solicitation; Non-Interference.

          8.1 During the Term and for two (2) years after termination, voluntary or involuntary, Executive will not, anywhere in the geographical areas described in Section 8.4, directly or indirectly perform services or engage in any activities on behalf of any person, business or entity whose business activities are competitive with the Company's business activities at the time. Prohibited activities include acting as an employee, consultant, directly or indirectly investing or acquiring a financial interest, serving as a board member, serving as a consultant or otherwise assisting, directly or indirectly, any person or entity other than the Company which has as one of its businesses, any such activity. Executive shall not be bound by the covenant provided for in this
Section 8.1 if the Company terminates his employment under Section 4.2.3 hereof during the Term without Cause or if Executive terminates his employment during the Term for Good Reason.


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

          8.2 During the Term and for two (2) years after termination, voluntary or involuntary, with or without Cause, Executive will not, directly or indirectly (except as his duties hereunder may require or as authorized by the Board), anywhere in the United States sell to, attempt to sell to, solicit, contact or interfere with any "Customer" (as hereafter defined) of the Company. "Customer" shall mean any past or present customer of the Company.

          8.3 Executive agrees that, during the Term and for two (2) years after termination, voluntary or involuntary, with or without Cause, Executive will not directly or indirectly contact or attempt to persuade any agents or employees of the Company to terminate their relationship with the Company, nor do any act which may result in the impairment of the relationship between the Company and its agents or employees.

          8.4 Executive acknowledges and agrees that the geographical areas in which the Company conducts its business are North America, Central America, South America, Europe, Asia and the Pacific Rim.

      9. Developments. All developments, including inventions, trade secrets, discoveries, improvements, ideas, writings and other creative works, whether or not patentable or copyrightable, which either directly or indirectly relate to or may be useful in the business of the Company (the "Developments") which Executive, either by himself or in conjunction with any other person or persons, has conceived, made, developed or acquired during his employment by the Company or which Executive, either by himself or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the Term, shall become and remain the sole and exclusive property of the Company. Executive hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey, all of his right, title and interest in and to any and all such Developments. At any time and from time to time, upon the request and at the expense of the Company, Executive will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, re-issue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Executive for all reasonable expenses incurred by him in compliance with the provisions of this Section 9.

      10. Equitable Relief.

          10.1 Executive acknowledges that the restrictions contained in Sections 7, 8 and 9 hereof are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company.


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

          10.2 In the event that any of the provisions of Sections 7, 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

          10.3 If Executive violates any of the provisions of Sections 7, 8 or 9 hereof, the Company shall have the following rights and remedies:

          (i) In the event of a breach, or a threatened breach, the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

          (ii) In the event of an actual breach, the right to recover damages for all losses, actual and contingent, and the right to require Executive to account for and pay over to the Company all profits or other benefits derived or received by Executive as the result of any transactions constituting such a breach (other than wages), and, upon final determination that an actual breach occurred, Executive hereby agrees to account for and pay over such benefits (other than wages) to the Company.

          Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

      11. Entities. For purposes of Sections 7, 8, 9, 10 and 11 only, the term "Company" shall be deemed to include Marlton and each of its direct and indirect subsidiaries which is engaged in a business the same as or substantially similar to the business of the Company.


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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.


                                            Sparks Exhibits & Environments Corp.

                                            By:
                                               ---------------------------------
                                               Name:  Scott Tarte
                                               Title:  CEO

                                            EXECUTIVE

                                            ____________________________________
                                            DAVID SUDJIAN


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

                                    EXHIBIT A

                                      BONUS

Annual Bonus on "SMT Customers" will be the following percentage of "Revenues":

     Annual Revenue                Percent        Maximum Dollars Within Bracket
     --------------                -------        ------------------------------
First 0 to $15,000,000                .75%                   $112,500
Next $10,000,000 ($15M - 25M)        1.25%                   $125,000
>$25,000,000                         1.5%                          --

For example, if Revenues in a given year were $30,000,000, Bonus would be $312,500, calculated as follows:

                  $15,000,000 x   .75% = $112,500
                  $10,000,000 x  1.25% = +125,000
                  $ 5,000,000 x  1.5%  =  +75,000
                  -----------            --------
                  $30,000,000            $312,500

In each of the second, third and fourth years of the term of this Agreement, the aggregate annual Bonus will be reduced by $41,666 ("Bonus Reduction Amount"), provided however, that if Executive is terminated without Cause or for Good Reason (as set forth in Section 4.2.5 of this Agreement), such Bonus reduction shall not apply after the date of such termination. The Bonus Reduction Amount will be deducted from the Quarterly Advance (as defined below) in an amount equal to up to $13,888.66 (or, if less, the amount of the Quarterly Advance) for each of the second, third and fourth quarters of the second, third and fourth years of the term of this Agreement. If the Bonus Reduction Amount exceeds the aggregate deduction from the Quarterly Advances for the second, third or fourth year of the term of this Agreement as provided above, such excess shall be deducted from the bonus payment for the fourth quarter of such year or, to the extent necessary, the first quarter of the following year.

Time Period:
Commences upon effective date of this Agreement, continues for four years thereafter for a period equal to the Initial Term and automatically terminates at end of the Initial Term. If neither party elects to terminate this Agreement at the end of the Initial Term, the parties will discuss in good faith, but with no assurances or commitments of any similar or specific plan, the creation of a new bonus plan for periods after the Initial Term.

Payments:
Executive will receive a quarterly advance of 75% of the anticipated quarterly bonus ("Quarterly Advance") on the Company's first payroll payment date of each quarter. Payments will be calculated and reconciled against each Quarterly Advance at the end of each quarter and paid within 45 days after the end of the quarter, based on Revenues for such quarter. On each such payment date, the Company shall provide Executive with a copy of all account executive commission statements or customer invoices which support the calculation of Revenues for the quarter to which such bonus payment relates.


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

"SMT Customers" means all sales originating from Showtime Enterprises, Inc. and Showtime Enterprises West, Inc. (collectively, the "Entities") customers listed on Annex 1 to this Exhibit A and any new customers generated by any of the account executives listed on Annex 2 to this Exhibit A on or after the Effective Date.

"Revenues" means collection of amounts from SMT Customers on Company sales recognized after the Effective Date in accordance with the Company's revenue recognition policies, excluding taxes, storage and specifically-designated admin/cad surcharges.



                          Annex 1 - Showtime Customers


                      Annex 2 - Showtime Account Executives


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